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                                                                     EXHIBIT 5.2

                        [RUSSELL & DuMOULIN LETTERHEAD]


Loewen Group International, Inc.                  September 18, 1998
3190 Tremont Avenue                               Matter No. LOE00055
Trevose, Pennsylvania
USA   19053-6693

The Loewen Group Inc.
4126 Norland Avenue
Burnaby, BC  V5G 3S8
Canada

Dear Sirs/Mesdames:

We have acted as British Columbia counsel for The Loewen Group Inc., a body corporate organized under the laws of British Columbia ("Loewen") and Loewen Group International, Inc., a Delaware corporation ("LGII") in connection with the preparation of the combined Registration Statement on Form S-4 filed by LGII and Loewen with the Securities and Exchange Commission (the "SEC") on August 25, 1998, (the "Registration Statement"), respecting (i) the guarantee (the "Series 6 Guarantee") by Loewen of 7.20% Series 6 Senior Guaranteed Notes (Registered) due 2003 to be offered by LGII and (ii) the guarantee (the "Series 7 Guarantee") by Loewen of 7.60% Series 7 Senior Guaranteed Notes (Registered) due 2008 to be offered by LGII (the Series 6 Guarantee together with the Series 7 Guarantee, the "Guarantees") pursuant to the Indenture dated as of May 28, 1998, (the "Indenture") made by and among LGII, Loewen and State Street Bank and Trust Company, as Trustee.

In this capacity, we have made such investigations and have reviewed such other documents as we have deemed necessary or appropriate under the circumstances, and have made such examinations of law as we have deemed appropriate for the purpose of giving the opinion expressed herein.

We also have been furnished with and have examined originals or copies, certified or otherwise identified to our satisfaction, of all such records of Loewen and LGII, agreements and other instruments, certificates of officers and representatives of Loewen and LGII, certificates of public officials and other documents as we have deemed necessary to require as a basis for the opinion hereinafter expressed.

In making such examinations, we have assumed (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals;
(iii) the conformity to original documents of all documents submitted to us as certified copies or photocopies; (iv) the authority of all persons signing documents examined by us except as to persons signing documents on behalf of Loewen and LGII; (v) the identity and capacity of all individuals acting or purporting to act as public officials; (vi) the absence of evidence extrinsic to the provisions of the Guarantees or
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the Indenture that the respective parties thereto intended a meaning contrary to that expressed by the provisions of such agreements; and (vii) that each of the Guarantees and the Indenture, when executed and delivered, will be executed and delivered in substantially the form in which such document was filed with the SEC as part of the Registration Statement.

Based on the foregoing, we are of the opinion that the Guarantees and the Indenture have been authorized by Loewen in accordance with the laws of British Columbia.

We express no opinions as to the matters of law in jurisdictions other than the Province of British Columbia and the laws of Canada applicable therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We further consent to the use of our name under the heading "Legal Matters" in the prospectus filed with the SEC as a part of the Registration Statement.

Yours truly,

/s/ Russell & DuMoulin

RUSSELL & DuMOULIN